Exhibit 4

FOR IMMEDIATE RELEASE:

CONTACT: Jeffrey Birnbaum, (202) 661-6367, JBirnbaum@BGRPR.com

Crest Financial Protests Clearwire’s Delay of Vote on Sprint-Clearwire Merger and Urges Clearwire Board and Stockholders to Reject Sprint’s New Offer

Sends letters to Clearwire Board and stockholders urging them to reject Sprint’s new offer and pursue a direct, competitive bidding process for Clearwire

HOUSTON, May 21, 2013—Crest Financial Limited, the largest of the independent minority stockholders of Clearwire Corporation (NASDAQ: CLWR), protested today’s decision of the Clearwire Board of Directors to adjourn the Clearwire special meeting to consider Sprint’s increased offer price of $3.40 per share.

According to David K. Schumacher, Crest’s General Counsel, “Sprint’s decision to increase its offer price and request an adjournment reveals that Sprint was unable to secure a majority of the non-Sprint, ‘minority’ stockholder votes—even though Sprint attempted to pack that ‘minority’ with stockholders that are commercially tied to Sprint and Clearwire have already agreed to vote in favor of the merger and sell their shares to Sprint even if the merger is rejected.”

Schumacher added: “Clearwire is acting in its usual stockholder-unfriendly way by adjourning the special meeting to grant Sprint the ability to pose a new, still inadequate offer. This is a consistent theme of this Board: Do everything possible to secure an undesirable merger with Sprint at a below market price. Stockholders should demand that the Clearwire Board finally act in the best interest of ALL shareholders, not just in the interest of Sprint.”

Crest said that it has sent a letter to the Clearwire Board of Directors urging them to resist Sprint’s new offer so that Clearwire can pursue direct offers through a competitive process once the bidding war over Sprint is concluded. Crest’s letter to the Clearwire Board says: “Sprint’s new offer for Clearwire still significantly undervalues Clearwire and its assets and provides no protections to minority stockholders. This incremental but grossly inadequate increase together with this morning’s sudden adjournment of the stockholder vote on Sprint’s first offer for Clearwire only confirms what we have been saying for some time: Clearwire is the prize, and Sprint is trying to buy Clearwire on the cheap and lock-up Clearwire’s value before Sprint itself is purchased by SoftBank or DISH. That lock-up is patently unfair to minority stockholders. You can and must refuse to abet Sprint in its ongoing scheme.”

Crest’s letter to the Clearwire Board also states: “[T]he Board should approach this latest offer from Sprint for Clearwire in the same way that the Sprint Board has approached the offers from SoftBank and DISH for Sprint—i.e., you should press for every advantage and secure Clearwire’s true value and adequate protections for minority stockholders. That must include, at a minimum, obtaining a premium package of consideration, insisting on a new Clearwire corporate governance structure that protects minority stockholders, and negotiating merger terms that ensure a fair deal process.”

The letter to the Clearwire Board concludes: “You should recommend that minority stockholders reject this new inadequate offer and terminate the merger agreement as soon as possible so that Clearwire will be free of the merger agreement’s restrictive covenants and you can pursue other financing and purchase offers. We stand by our offer to provide Clearwire with $240.0 million in convertible debt on more favorable terms than Clearwire’s existing Note Purchase Agreement with Sprint, which would enable Clearwire to continue operations during this competitive bidding process.”

Crest also said that it has sent a letter to Clearwire’s other stockholders urging them to reject Sprint’s new offer and to pressure the Clearwire Board to pursue a direct, competitive bidding process for Clearwire after the battle for Sprint is concluded.

D.F. King & Co, Inc. has been retained by Crest to assist it in the solicitation of proxies in opposition to the merger. If stockholder have any questions or need assistance in voting the GOLD proxy card, please call D.F. King & Co. at (800) 949-2583. The full letters to the Clearwire Board and the letter to the Clearwire stockholders can be found at http://www.dfking.com/clwr or http://www.bancroftpllc.com/crest.

About Crest Financial Limited

Crest Financial Limited (“Crest”) is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

In connection with the proposed merger of Clearwire Corporation (“Clearwire”) with Sprint Nextel Corporation (the “Proposed Sprint Merger”), Crest and other persons (the “Participants”) have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement has been mailed to the stockholders of Clearwire. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND THE PARTICIPANTS’ OTHER PROXY MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS,

CLEARWIRE AND THE PROPOSED SPRINT MERGER. The definitive proxy statement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement is also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.